Exhibit 10.9
MARATHON OIL CORPORATION
2012 INCENTIVE COMPENSATION PLAN

SECTION 16 OFFICER RESTRICTED STOCK AWARD AGREEMENT
[GRANT DATE]

Pursuant to this Award Agreement and the Marathon Oil Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] restricted shares of Common Stock (“Restricted Shares”). The number of Restricted Shares awarded is subject to adjustment as provided in Section 13 of the Plan, and the Restricted Shares are subject to the following terms and conditions:

1.	Relationship to the Plan.

This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement (including in Sections 10 and 11), capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Vesting and Forfeiture of Restricted Shares.

(a)    The Restricted Shares shall vest in three cumulative annual installments, as follows:

(i) one-third of the Restricted Shares shall vest on the first anniversary of the Grant Date;

(ii) an additional one-third of the Restricted Shares shall vest on the second anniversary of the Grant Date; and

(iii) all remaining Restricted Shares shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date for each installment in order for the applicable Restricted Shares to vest on such date. If the Employment of the Participant is terminated for any reason, except as provided in subsection (b) below, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    The Restricted Shares shall immediately vest in full, irrespective of the limitations set forth in subsection (a) above, upon:

(i)	termination of the Participant's Employment due to death;

(ii)	termination of the Participant's Employment due to Mandatory Retirement; or

OR1216B3P (May 2012)                    1

(iii)      a Change in Control of the Corporation, provided that as of such Change in Control the Participant has been in continuous Employment since the Grant Date.

3.    Issuance of Shares. Effective as of the Grant Date, the Committee or its designated representative shall cause a number of shares of Common Stock equal to the number of Restricted Shares to be issued and registered in the Participant's name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation and, if the Committee so elects, evidenced by a certificate issued by the Corporation. Any book entries and certificates evidencing the Restricted Shares shall carry or be endorsed with a legend referring to the conditions and restrictions set forth in this Award Agreement and the Plan. In the event the Restricted Shares are evidenced by a certificate, such certificate shall be held in custody by the Corporation unless and until the corresponding Restricted Shares are vested. The Participant shall not be entitled to delivery of a certificate or release of the restrictions on the book entry evidencing such Restricted Shares for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Section 2 of this Award Agreement. In the event the Restricted Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Restricted Shares theretofore issued and registered in the Participant's name to the Corporation at that time.

4.     Forfeiture or Repayment Resulting from Forfeiture Event.

(a)    If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant's Employment, then the Committee may, but is not obligated to, cause all of the Participant's Restricted Shares to be forfeited by the Participant and returned to the Corporation.

(b)    If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant's Employment, then the Committee may, but is not obligated to, require the Participant to pay to the Corporation in cash an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such Restricted Shares that have previously vested, determined as of the date such shares vested or (ii) the value of such Restricted Shares that have previously vested, determined as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.

(c)    This Section 4 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Section 4 shall not apply to the Participant following the effective time of a Change in Control.

5.    Taxes. Pursuant to Section 10 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Shares pursuant to Section 2 of this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

6.    Shareholder Rights. Unless and until the Restricted Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Restricted Shares as of the Grant Date, including the right to vote the Restricted Shares and the right to receive dividends. The Participant hereby consents to receiving any dividends on the unvested Restricted Shares through the Corporation's payroll and, accordingly, directs the Corporation's transfer agent to pay such dividends to the Corporation on his or her behalf.

7.    Nonassignability. Upon the Participant's death, the Restricted Shares shall be transferred to the Participant's estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Shares, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Shares shall have no effect.

OR1216B3P (May 2012)                    2

8.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

9.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.

10.    Data Privacy. By accepting the Restricted Shares subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data, including but not limited to items of data described in this document, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Participant's employer, (collectively referred to as “Marathon Oil” in this Section 10) for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 10). The Participant understands and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant's country of citizenship, country of residence or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Participant's country of citizenship or country of residence. The Participant, by acceptance of the Restricted Shares subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit the shares following the lapse of applicable restrictions.

11.    Definitions. For purposes of this Award Agreement:

“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i)    any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

OR1216B3P (May 2012)                    3

(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation's assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means termination of Employment as a result of the Corporation's policy, if any, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

OR1216B3P (May 2012)                    4